Exhibit 99.1
Eddie Bauer Names Neil S. Fiske President and Chief Executive Officer
-Was CEO of Limited Brands’ Bath and Body Works-
REDMOND, WA, June 15, 2007 — Eddie Bauer Holdings, Inc. (NASDAQ: EBHI) today announced that its board of directors has elected Neil S. Fiske as the Company’s new president and chief executive officer effective July 9, 2007. Mr. Fiske, who will also be appointed to the board of directors, succeeds Howard Gross, a member of the Board who was appointed interim CEO in February. Mr. Fiske, 45, has over 18 years experience in the retail and related industries, having served most recently as chief executive officer of the Bath and Body Works, a division of Limited Brands.
William End, Chairman of Eddie Bauer, said, “On behalf of the entire Board, I would like to recognize the leadership and efforts of Howard Gross, who stepped in at a very important time, to stabilize and lead the Company as interim CEO. We are pleased that we will continue to benefit from Howard’s perspective and experience as a board member.
“Neil Fiske is the ideal candidate for Eddie Bauer at this stage of its evolution, with his knowledge of the retail industry and experience in transforming brands and building management teams. We feel fortunate to have someone of Neil’s caliber and vision to lead the Company.”
Neil Fiske said, “I am excited to join Eddie Bauer, a Company with a rich legacy and a distinctive heritage as an active outdoor lifestyle brand. I look forward to building on the momentum the Company has achieved in its turnaround efforts. There is enormous potential for Eddie Bauer, and I look forward to helping maximize the Company’s opportunities and creating sustainable long-term growth.”
As chief executive officer of Bath and Body Works of Limited Brands, Mr. Fiske led the turnaround and brand transformation of a leading specialty retailer, reversing more than two years of negative comp store sales and declining profits. Under his four-year tenure, Bath and Body Works grew from $1.8 to $2.5 billion, achieved record profits in 2006 and launched a number of innovative, industry leading brands. Mr. Fiske also helped launch a highly successful e-commerce and catalog business. He was recognized as “Marketer of the Year” and “Retailer of the Year” in 2004 and 2005 by Women’s Wear Daily.
Prior to Limited Brands, Mr. Fiske spent fourteen years at Boston Consulting Group focused on the Consumer Goods and Retail sector where he gained experience in branding, retailing, consumer marketing and operations. He is the author of “Trading Up: The New American Luxury,” a Business Week bestseller and winner of the American Marketing Association’s Newberry award for best marketing book. Mr. Fiske is a graduate of Harvard Business School and Williams College.
The search was conducted by Spencer Stuart, the global executive recruiting firm.
ABOUT EDDIE BAUER
Established in 1920 in Seattle, Eddie Bauer is a specialty retailer that sells casual sportswear and accessories for the modern outdoor lifestyle. Eddie Bauer believes the Eddie Bauer brand is a nationally recognized brand that stands for high quality, innovation, style and customer service. Eddie Bauer products are available at 367 stores throughout the United States and Canada, through catalog sales and online at www.eddiebauer.com and www.eddiebaueroutlet.com. Eddie Bauer also participates in joint venture partnerships in Japan and Germany and has licensing agreements across a variety of product categories.

SAFE HARBOR STATEMENTS
This press release contains forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “intends,” “potential” and similar expressions. All of the forward-looking statements contained in this press release are based on estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on currently known factors. Although we believe such estimates and assumptions are reasonable, they are inherently uncertain and involve risks and uncertainties. In addition, management’s assumptions about future events may prove to be inaccurate. We caution you that the forward-looking statements contained in this press release are not guarantees of future events, and we cannot assure you that such statements will be realized. In all likelihood, actual results will differ from those contemplated by such forward-looking statements as a result of a variety of factors, including our inability to hire, retain and train key personnel; delays in enhancement of our disclosure controls and procedures; our inability to revitalize Eddie Bauer as a premium quality brand; changes in general economic conditions, consumer confidence and consumer spending patterns; risks associated with legal and regulatory matters; risks associated with rising energy costs; risks associated with reliance on information technology; challenges as a result of our involvement in our former parent’s bankruptcy process; the diversion of management’s attention from operations while establishing post-emergence infrastructure; our inability to improve profitability of our retail stores, catalogs and website operations; our inability to source our requirements from our current sourcing agents; a significant disruption in our back-end operations; the inability of our joint venture partners to operate our joint ventures effectively; our inability to protect our trademarks and other proprietary intellectual property rights; unseasonable or severe weather conditions; our inability to use our net operating losses to reduce taxes; and the other risks identified in our periodic reports filed pursuant to the Securities Exchange Act of 1934, as amended. Except as required by law, we undertake no obligation to update any of these forward-looking statements.
Contact:
Micheline Tang/Jim Fingeroth
Kekst and Company
212-521-4800